Exhibit 99.1

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

CBL PROPERTIES ANNOUNCES THE RESIGNATION OF KAJ VAZALES FROM ITS BOARD OF DIRECTORS

CHATTANOOGA, Tenn. (January 27, 2023) – CBL Properties (NYSE:CBL) today announced that Kaj Vazales has notified the Company of his resignation from CBL’s Board of Directors effective January 26, 2023, and the Board has accepted his resignation. The departure is the result of a change in Mr. Vazales’ principal occupation. Mr. Vazales formerly served as Managing Director and Co-Head of North America for Oaktree’s Global Operations Strategy. He joined CBL’s board in November 2021, following CBL’s successful restructuring.

“On behalf of the Board and the entire company, we’d like to thank Kaj for his many contributions to CBL,” said Stephen D. Lebovitz, director and CEO of CBL. “Kaj played a key leadership role during our restructuring, which allowed the Company to emerge in a strong financial position. Since joining our Board in November 2021, his financial and organizational experience, thoughtful perspective, and overall business insight have been valuable in positioning CBL for long-term success. We wish him great success in his future endeavors.”

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s owned and managed portfolio is comprised of 94 properties totaling 58.5 million square feet across 22 states, including 56 high-quality enclosed malls, outlet centers and lifestyle retail centers as well as more than 30 open-air centers and other assets. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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